UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2007

CARLISLE COMPANIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-9278	31-1168055
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277
(Address of principal executive offices)

704-501-1100
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the SecuritiesAct (17 CFS 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.  Entry into a Material Definitive Agreement.

On July 12, 2007, Carlisle Companies Incorporated (“Carlisle”) and Carlisle Management Company (“CMC” and, together with Carlisle, the “Borrowers”) entered into an unsecured credit facility (the “Credit Agreement”) administered by JPMorgan Chase Bank, N.A. (“JPMorgan Chase”).  The Credit Agreement provides for a $400 million revolving line of credit with a maturity date of July 12, 2012.

The Credit Agreement also provides for grid-based interest pricing based upon the credit rating of Carlisle’s senior unsecured bank or other unsecured senior debt and the Borrowers’ utilization of the revolving line of credit.

Pursuant to the Credit Agreement, the Borrowers are subject to certain financial covenants, including minimum consolidated total leverage ratio and minimum consolidated net worth.  The leverage ratio is the ratio of consolidated financed liabilities to consolidated earnings before interest expense, income taxes, depreciation and amortization.

The terms of this financing, including interest pricing, are more fully described in the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K.

In addition to JPMorgan Chase, the following lenders are parties to the Credit Agreement:  Wachovia Bank, N.A., Bank of America, N.A., SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ Trust Company, Citicorp North America, Inc., Mizuho Corporate Bank (USA), BNP Paribas, Calyon New York Branch, Bank of China, New York Branch, National City Bank and Bank Hapoalim B.M., (collectively, the “Lenders”). The following Lenders provide the Company general banking and/or investment advisory services:  JPMorgan Chase, Wachovia Bank, Bank of America, SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ Trust Company, Citicorp North America, Inc., BNP Paribas, Calyon New York Branch and National City Bank.

Item 9.01.  Financial Statements and Exhibits.

(c)                                  Exhibits

See Index to Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 17, 2007	CARLISLE COMPANIES INCORPORATED

	By:	/s/ Carol P. Lowe
Carol P. Lowe, Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Second Amended and Restated Credit Agreement, dated as of June 12, 2007, among Carlisle Companies Incorporated, Carlisle Management Company, JPMorgan Chase Bank, N.A. as Administrative Agent and the Banks listed therein.